Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Graphex Group Limited on Amendment No. 8 to Form F-1 of our report dated June 8, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of consolidated financial statements of Graphex Group Limited and Subsidiaries as of and for the years ended December 31, 2020 and 2021. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York

August 9, 2022